649 Mission Street

San Francisco, CA 94105

January 26, 2013

Dear Board of Directors,

This letter, in email and paper formats, serves as my formal resignation from my position as CEO of Bizzingo, Inc., and from its Board of Directors, immediately.

Following my recent conversations with various Board Directors of Bizzingo, the matters of the company are much more complex than I expected, and therefore it is appropriate that the company move forward without me.

I will cooperate with all transition efforts and inquiries, including the immediate transfer of access to all electronic records, documents and email messages, to the officers or service providers designated by the company.

Regards,

/s/ Roger Wood

Roger Wood